Exhibit 10.23
AXONICS, INC.
SUMMARY OF 2024 SPECIAL CASH BONUS INCENTIVE PLAN

On January [XX], 2024, the Board of Directors of Axonics, Inc. (“the Company”), based upon the recommendation of the Compensation Committee of the Board of Directors of the Company, approved a special cash bonus incentive plan (the “Plan”) for the year ending December 31, 2024 for the named executive officers of the Company. The Plan provides for cash bonuses to certain of its executives during the period between January 1, 2024 and the earlier of (a) the Closing date of the merger with Boston Scientific Corporation (“Effective Time”) and (b) December 31, 2024. In the event that the Effective Time occurs on a date that is not the last day of a month, the bonus amount for the month in which the Effective Time occurs will be pro-rated (the numerator will be equal to the number of days between the first day of such month and the Effective Time, and the denominator will be equal to the number of days in such month). All payments due under the 2024 Executive Bonus Program shall be made promptly following the Effective Time. Each named executive eligible to participate in the 2024 special cash bonus program and the corresponding monthly bonus amount that such individual may be entitled to receive is listed below.

In order to be eligible to receive a payment under the 2024 Executive Bonus Program, an executive officer must be continuously employed with the Company from January 1, 2024 through the Effective Time; provided, however, if an executive’s employment is terminated prior to the Effective Time by the Company without “cause” as defined under such executive’s employment agreement or offer letter, as applicable, such executive shall be entitled to receive a pro-rated payment (the numerator will be equal to the number of days between January 1, 2024 and the executive’s termination date, and the denominator will be the number of days between January 1, 2024 and the Effective Time). There is no formally adopted plan document for this special bonus.

Title	Monthly Bonus Amount
Chief Executive Officer	$568,444
Chief Operating Officer	$232,969
EVP, Chief Marketing and Strategy Officer	$232,969
Chief Financial Officer	$203,149
Chief Commercial Officer	$203,149
Chief Medical Officer	$173,329